Exhibit (d)(2)

ROLLOVER AND SUPPORT AGREEMENT

ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”) is dated as of [•], 2022 by and among Commodore Parent 2022, LLC, a Delaware limited liability company (“Parent”) and the stockholder of Convey Health Solutions Holdings, Inc., a Delaware corporation (the “Company”) that is or may become a party to this Agreement by virtue of executing a counterpart or joinder hereto (including, to the extent applicable, in such Person’s capacity as a holder of Company Equity Awards, the “Stockholder”). For purposes of this Agreement, Parent and the Stockholder are each a “Party” and collectively the “Parties”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Commodore Merger Sub 2022, Inc., a Delaware corporation (“Merger Sub”), and the Company have entered, or will enter, into an Agreement and Plan of Merger dated as of [•], 2022 (as amended or modified from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”); and

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial holder of the Shares and, if such Stockholder holds Company Equity Awards, the Company Equity Awards set forth next to such Stockholder’s name on the signature pages hereto (all Shares held by such Stockholder on the date hereof and any Shares acquired by such Stockholder following the date hereof and prior to the Closing (including through the exercise of Company Equity Awards), such Stockholder’s “Subject Shares” and all Company Equity Awards held by such Stockholder, such Stockholder’s “Subject Company Equity Awards”).

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Parent and the Stockholder, intending to be legally bound, hereby agree as follows:

Section 1.         Rollover of Shares; Binding Effect of Merger Agreement; Further Assurances.

(a)	Rollover of Shares; Joinder.

(i)	The Stockholder hereby designates (i) 80% of the Stockholder’s Shares held as of the date hereof and (ii) all Shares acquired by such Stockholder following the date hereof and prior to the Closing (including through the exercise of Company Equity Awards) as Rollover Shares (such portion of the Subject Shares described in clauses (i) and (ii), the Stockholder’s “Rollover Shares” and the Surviving Corporation Shares into which such Rollover Shares shall be converted pursuant to the Merger Agreement, such Stockholder’s “Subject Rollover Shares”). The Stockholder further agrees that Parent and the Company shall take such action (including, for the avoidance of doubt, the issuance of additional Surviving Corporation Shares to Parent at the Closing) such that the number of Surviving Corporation Shares held by Parent immediately following the Closing is equal to (x) the number of Surviving Corporation Shares into which Parent’s Shares were converted pursuant to Section 4.01(c) of the Merger Agreement and (y) (i) the aggregate amount paid by Parent or any of its Affiliates for fees and expenses incurred by Parent in connection with the transactions contemplated by the Merger Agreement, whether paid directly by Parent or its Affiliates (including amounts to fund the fees and expenses of advisors) divided by (ii) $1,050.

(ii)	Any holder of Shares of the Company who has not executed this Agreement as of the date hereof may, with Parent’s prior written consent, become a party to, and be bound by, this Agreement as a Stockholder by signing and delivering to Parent a joinder in the form of Annex I hereto (a “Joinder Agreement”), and references to any signature pages hereto with respect to such Holder shall be deemed to be references to the signature page of the Joinder Agreement.

(b)	Binding Effect of Merger Agreement.

(i)	The Stockholder hereby represents that he, she or it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Stockholder acknowledges and agrees to be bound by the provisions of the Merger Agreement applicable to such Stockholder, the Subject Shares and the Subject Company Equity Awards (if any) of such Stockholder (including, but not limited to, Sections 4.01, 4.03 and 6.08(c)) as if such Stockholder were an original signatory to the Merger Agreement as a Stockholder thereunder.

(ii)	The Stockholder hereby agrees that it will not bring, commence, institute, maintain, prosecute or voluntarily aid any Action, in law or in equity, in any court or before any Governmental Authority, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, the Merger Agreement or any other agreements, certificates or instruments entered into pursuant to the Merger Agreement (the “Related Agreements”). The Stockholder hereby waives, and agrees not to exercise, any right to dissent or appraisal or any similar provision under applicable Law (including the DGCL) in connection with the Merger and the other transactions contemplated by the Merger Agreement.

(c)	Further Assurances. The Stockholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as Parent may reasonably request to consummate and make effective the transactions contemplated by the Merger Agreement and this Agreement.

(d)	Tax Matters; Withholding. The Stockholder agrees and acknowledges that (A) the Stockholder is responsible for all taxes legally imposed upon it in connection with payments received under the Merger Agreement and (B) the payor with respect to any payment made to the Stockholder under the Merger Agreement shall be entitled to deduct and withhold from such payment such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Law. The Stockholder agrees to deliver to the Company on or prior to the Closing Date a duly executed Internal Revenue Service Form W-9 or appropriate Internal Revenue Service Form W-8, as applicable (except to the extent such Stockholder has previously delivered such form to the Company and such form remains valid as of the Closing Date). For the avoidance of doubt, it is the intention of the parties that consummation of the Merger shall not cause recognition of gain or ordinary income by the Stockholder with respect to the Rollover Shares or Subject Company Equity Awards, except to the extent of any cash consideration received in respect of any Subject Shares that are not Rollover Shares.

Section 2.     Stockholder Representations and Warranties. The Stockholder hereby makes the representations and warranties set forth on Annex II to Parent and Merger Sub.

Section 3.     Stockholders Agreement. The Stockholder hereby agrees, contemporaneously with the Closing, to enter into a stockholders agreement (the “Stockholders Agreement”), which shall be substantially and substantively consistent with that certain Shareholders Agreement dated as of September 4, 2019 among Cannes Holding Parent, Inc., TPG Cannes Aggregator, L.P. and the Management Shareholders (as defined therein), as a[n] “[Initial]1 Management Shareholder” thereunder. Furthermore, the Stockholder expressly acknowledges that the Subject Rollover Shares shall be subject to the restrictions on transfer and other terms and conditions of the Stockholders Agreement. The Stockholder shall, prior to the Closing, deliver to Parent a customary questionnaire certifying his, her or its status as an accredited investor and any other information reasonably requested by Parent for such purpose.

Section 4.     Transfer of Shares. Except as expressly contemplated by the Merger Agreement or this Agreement, absent the advance written consent of Parent (which it may withhold in its sole discretion), the Stockholder agrees not to take any action to, directly or indirectly, (a) offer to sell, sell, assign, transfer (including by operation of law), subject to a Lien or otherwise dispose of any of the Subject Shares or any other Company Securities, (b) deposit any of the Subject Shares or any other Company Securities into a voting trust or enter into a voting agreement or arrangement with respect to any Subject Shares or any other Company Securities or grant any proxy or power of attorney with respect thereto or (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of or transfer of any interest in or the voting of any of the Subject Shares or any other Company Securities (any transaction of any type described in clause (a), (b) or (c) above, a “Transfer”).

Section 5.     Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. Section 9.05(a) of the Merger Agreement is incorporated herein by reference, mutatis mutandis. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

1 Note to Draft: Reference to Initial Management Shareholders in the Rollover Agreements for Stephen Farrell, Tim Fairbanks, John Steele, and Kyle Stern.

Section 6.     Miscellaneous.

(a)	No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Parent and the applicable Stockholder(s) that such amendment relates to or otherwise affects. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b)	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Parent or any Stockholder. Upon such a determination, Parent and the Stockholders shall negotiate in good faith to modify this Agreement so as to effect the original intent of Parent and the Stockholders as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)	The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided that no such transfer or assignment shall relieve Parent of its obligations hereunder or enlarge, alter or change any obligation of any other Party.

(d)	Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any other Party, and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 6(d) shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue.

(e)	If applicable, for the purposes of this Agreement, the Stockholder with respect to any Subject Shares or Subject Company Equity Awards held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

(f)	This Agreement will automatically terminate, without any notice or other action by any person, if the Merger Agreement is terminated prior to the Effective Time in accordance with the terms of the Merger Agreement. Upon termination of this Agreement, no Party shall have any obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 6(f) shall relieve any Party from liability for any willful breach of this Agreement or fraud by such Party prior to the termination hereof.

(g)	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that the Parties need not sign the same counterpart.

(h)	If any Stockholder is or becomes an officer or director of the Company, (i) by executing this Agreement, no such person makes any agreement in such person’s capacity as an officer or director of the Company and (ii) no provision of this Agreement shall act to limit or otherwise prohibit any Stockholder from taking any act or omission that he or she may undertake or authorize in his or her capacity as an officer or a director of the Company; provided that it is agreed and understood by the Parties that the obligations, covenants and agreements of the Stockholder contained in this Agreement are separate and apart from such Stockholder’s fiduciary duties as a director or officer of the Company and no fiduciary obligations that any Stockholder may have as a director or officer of the Company shall countermand the obligations, covenants and agreements of such Stockholder in his, her or its capacity as a stockholder of the Company contained in this Agreement.

(i)	Each of the Parties agrees and acknowledges that Parent does not have any obligation by virtue of this Agreement to effect the Closing, and shall not have any liability or obligation whatsoever hereunder for any failure to effect the Closing (whether or not such failure is (or is deemed to be) in breach of the Merger Agreement, this Agreement or otherwise).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

COMMODORE PARENT 2022, LLC

By:
Name:
Title:

IN WITNESS WHEREOF, each Party has duly executed this Agreement, all as of the date first written above.

STOCKHOLDER:

Printed Name:

Signature:

By (if an entity):

Title (if an entity):

Date:

Number of Shares Owned (Subject Shares):

Company Equity Awards:

Number of Company Options:_________

Number of Company RSU Awards:_________

Number of Company PSU Awards:_________

Number of Company LTI Awards:_________

ANNEX I

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Rollover and Support Agreement, dated as of [●], by and among Parent and certain other persons, as the same may be amended from time to time (the “Rollover and Support Agreement”). Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Rollover and Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and a “Stockholder” under the Rollover and Support Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Rollover and Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Rollover and Support Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: __________ ___, 20___

JOINING PARTY:

Printed Name:

Signature:

By (if an entity):

Title (if an entity):

Date:

Number of Shares Owned (Subject Shares):

Company Equity Awards:

Number of Company Options (exercisable into a number of Shares):_________(_______)

Number of Company RSU Awards (exercisable into a number of Shares):_________(_______)

Number of Company PSU Awards (exercisable into a number of Shares):_________(_______)

Number of Company LTI Awards (exercisable into a number of Shares):_________(_______)

ANNEX II

(a)	If the Stockholder is not an individual, it is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Stockholder. If the Stockholder is an individual, the Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder and the Stockholder’s Subject Shares and, if applicable, Subject Company Equity Awards do not constitute community property under applicable Law.

(b)	The Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, and has good title to, all of the Stockholder’s Subject Shares and, if applicable, Subject Company Equity Awards, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares). The Stockholder’s Subject Shares and Subject Company Equity Awards set forth next to the Stockholder’s name on the signature pages hereto are the only equity or equity-based interests of the Company or any of its Subsidiaries (“Company Securities”) owned of record or beneficially by the Stockholder on the date of this Agreement, and none of the Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. The Stockholder has the requisite voting power and the requisite power to agree to all of the matters set forth in this Agreement, with respect to all of its Subject Shares and, if applicable, Subject Company Equity Awards, in each case necessary to perform its obligations under this Agreement, with no limitations, qualifications, or restrictions on such rights.

(c)	This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Stockholder.

(d)	The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its, his or her obligations hereunder will not, (i) result in a violation of applicable Law, (ii) if the Stockholder is not an individual, conflict with or result in a violation of the organizational documents of the Stockholder, (iii) require any consent or approval that has not been given or other action (including notice of payment) that has not been taken by any Person (including under any Contract binding upon the Stockholder or the Stockholder’s Subject Shares or, if applicable, Subject Company Equity Awards) or (iv) result in the creation or imposition of any Lien on the Stockholder’s Subject Shares or, if applicable, Subject Company Equity Awards.

(e)	There is no Action pending against or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates, by or before (or that would be by or before) any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company or the Stockholder of its obligations under, the Merger Agreement or Related Agreements. None of the Stockholder or any of its Affiliates is subject to any judgment, decree, injunction, ruling, award, subpoena, determination, verdict or order of any Governmental Authority or arbitrator that would reasonably be expected, individually or in the aggregate, to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company or the Stockholder of its obligations under, the Merger Agreement or Related Agreements.

(f)	In the case of any of the Stockholder’s Subject Shares or, if applicable, Subject Company Equity Awards that are held in trust, no consent of or notice to any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Merger Agreement.

(g)	No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, the Company or any of their respective Affiliates in respect of the Merger Agreement, this Agreement or any of the respective transactions contemplated thereby and hereby based upon any arrangement or agreement made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

(h)	The Stockholder is knowledgeable, sophisticated and experienced in business and financial matters, is experienced in evaluating investments in companies such as the Company and qualifies as an “accredited investor” as defined in the Securities Act.

(i)	The Subject Rollover Shares are to be held by the Stockholder for the Stockholder’s own account, for investment purposes, and without a view to any distribution thereof. The Stockholder understands that his, her or its investment in the Company through the holding of Subject Rollover Shares following the Closing involves a high degree of risk and such Subject Rollover Shares are, therefore, a speculative investment. The Stockholder is able to bear the economic risk of his, her or its such investment in the Company for an indefinite period of time, and is presently able to afford the complete loss of such investment.

(j)	The Stockholder acknowledges that he, she or it has conducted to his, her or its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, taxes and projected operations of the Company and, in designating its Subject Shares as Rollover Shares hereunder, has relied solely on the results of his, her or its own independent investigation, and is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Parent or any of its officers, employees, agents, advisors or affiliates.

(k)	The Stockholder is not designating its Subject Shares as Rollover Shares as a result of any advertisement, article, notice or other communication regarding the Subject Rollover Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement, and the offer for such Stockholder to designate its Subject Shares as Rollover Shares was directly communicated to the Stockholder by Parent.

(l)	The Stockholder understands that (i) following the Closing, the Subject Rollover Shares shall be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Subject Rollover Shares may be resold without registration under the Securities Act only in certain limited circumstances; (ii) following the Closing, in the absence of an effective registration statement covering the Subject Rollover Shares or an available exemption from registration under the Securities Act, the Subject Rollover Shares may not be sold; and (iii) no Governmental Authority has passed on or made any recommendation or endorsement of the Subject Rollover Shares or the fairness or suitability of the investment in the Company through the holding of Subject Rollover Shares, nor has any Governmental Authority passed upon or endorsed the merits of the offering of the Subject Rollover Shares.

(m)	The Stockholder, in making his, her or its decision in designating its Subject Shares as Rollover Shares hereunder, has made his, her or its own investment decision regarding his, her or its holding of Subject Rollover Shares following the Closing (including, without limitation, the income tax consequences of owning or disposing of the Subject Rollover Shares in light of the Stockholder’s particular situation and tax residence(s) as well as any consequences arising under the laws of any taxing jurisdiction).

(n)	The Stockholder has not had a “disqualifying event” described in Securities Act Rule 506(d)(1) subsections (i) through (viii).

(o)	The Stockholder understands that the Company is relying in part upon the representations and agreements contained in this Annex II for the purpose of determining whether the offer for the Stockholder to hold Subject Rollover Shares following the Closing meets the requirements for an applicable exemption from registration under the Securities Act.